As filed with the Securities and Exchange Commission on June 3, 2008

Registration Statement No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SOUTHPEAK INTERACTIVE CORPORATION
(Exact name of registrant as specified in its Charter)

Delaware	20-3303304
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

2900 Polo Parkway, Suite 200
Midlothian, Virginia 23113
(Address of Principal Executive Offices)

2008 EQUITY INCENTIVE COMPENSATION PLAN
(Full title of the plans)

Melanie Mroz
President and Chief Executive Officer
SouthPeak Interactive Corporation
2900 Polo Parkway, Suite 200
Midlothian, Virginia 23113
(Name and address of agent for service)

(804) 378-5100
(Telephone number, including area code, of agent of service)

With copy to:

Mark J. Wishner, Esq.
Greenberg Traurig, LLP
1750 Tysons Boulevard
Suite 1200
McLean, Virginia 22201
(703) 749-1352

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer  ☐     Accelerated Filer  ☐     Non-Accelerated Filer  ☒     Smaller Reporting Company  ☐
(Do not check if smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title Of Shares To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $.0001 par value	5,000,000 shares (2)	$3.00 (3)	$15,000,000 (3)	$590 (3)

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional securities that may be offered or issued to prevent dilution resulting from any stock dividend, stock split, recapitalization or other similar transaction.

(2)
Represents shares issuable upon the exercise of stock options, stock appreciation, restricted stock, deferred stock or other stock-based awards granted or to be granted under the registrant’s 2008 Equity Incentive Compensation Plan.

(3)
Estimated based upon the average of the high and low sales prices of common stock on June 2, 2008, as reported on the Over-the-Counter Bulletin Board, solely for the purpose of calculating the registration fee pursuant to Rules 457(h) and 457(c) promulgated under the Securities Act.

Explanatory Note

This Registration Statement is intended to register a total of 5,000,000 shares of the common stock, par value $.0001 per share, to be issued by SouthPeak Interactive Corporation, a Delaware corporation (the “Company”), under the Company’s 2008 Equity Incentive Compensation Plan (the “Plan”).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I, Items 1 and 2, will be delivered to each of the participants in accordance with Form S-8 and Rule 428 promulgated under the Securities Act of 1933.

The documents containing the information specified in this Part I will be sent or given to persons who receive equity compensation for services as specified by Rule 428(b)(1). Pursuant to the instructions for Form S-8, such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Registration Statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we have filed with the Commission:

(1) Form 10-K filed by us on October 29, 2007, which contains our audited financial statements for the latest fiscal year for which such statements have been filed;

(2) Forms 10-Q filed by us on December 14, 2007 and March 4, 2008;

(3) The Current Reports on Form 8-K filed by us on January 22, 2008, March 31, 2008, May 1, 2008, May 15, 2008 and May 22, 2008 and an Amendment to Form 8-K filed by us on May 16, 2008; and

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents. The information contained in any such documents will automatically update and supersede any information previously incorporated by reference into this Registration Statement. Any such information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Greenberg Traurig, LLP has opined as to the legality of the securities being offered by this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of the Company may and, in certain cases, must be indemnified by the Company against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorney’s fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. This indemnification does not apply, (i) in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to the Company, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and (ii) in a non-derivative action, to any criminal proceeding in which such person had no reasonable cause to believe his conduct was unlawful.

Article VI of the Company’s restated certificate of incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

Article VII of the Company’s restated certificate of incorporation also provides that the Company shall indemnify to the fullest extent permitted by Delaware law any and all of its directors and officers, or former directors and officers, or any person who may have served at the request of the Company as a director or officer of another corporation, partnership, limited liability company, joint venture, trust or other enterprise.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit
4.1	Amended and Restated Certificate of Incorporation, incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 15, 2008

4.2	Amended and Restated Bylaws, incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on May 15, 2008

4.3	2008 Equity Incentive Compensation Plan

5.1	Opinion of Greenberg Traurig, LLP

23.1	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1)

23.2	Consent of BDO Seidman, LLP

24.1	Power of Attorney (included on the signature page)

Item 9. Undertakings.

(a) We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement,

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Tarrant, Texas, on this 3rd day of June, 2008.

SOUTHPEAK INTERACTIVE CORPORATION

By:	/s/ Melanie Mroz
Melanie Mroz
President and Chief Executive Officer

POWER OF ATTORNEY

Know All Men By These Presents, that each person whose signature appears below constitutes and appoints Melanie Mroz and Terry M. Phillips and each of them acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign (i) any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith and (ii) any registration statement and any and all amendments thereto, relating to the offer covered hereby filed pursuant to Rule 462(b) under the Securities Act, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Terry M. Phillips	Chairman of the Board	June 3, 2008
Terry M. Phillips

/s/ Melanie Mroz	President, Chief Executive Officer and Director (Principal Executive Officer)	June 3, 2008
Melanie Mroz

/s/ Andrea Gail Jones	Chief Financial Officer (Principal Financial and Accounting Officer)	June 3, 2008
Andrea Gail Jones

/s/ Abhishek Jain	Director	June 3, 2008
Abhishek Jain

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1	Amended and Restated Certificate of Incorporation, incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 15, 2008

4.2	Amended and Restated Bylaws, incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on May 15, 2008

4.3	2008 Equity Incentive Compensation Plan

5.1	Opinion of Greenberg Traurig, LLP

23.1	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1)

23.2	Consent of BDO Seidman, LLP

24.1	Power of Attorney (included on the signature page)